Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

		For the Years Ended December 31,
		2005		2004		2003		2002		2001
		(dollars in thousands)

Income before taxes		$110,531		$98,264		$93,202		$92,412		$78,677
Add:fixed charges		134,831		88,839		88,611		103,901		157,564

Earnings including interest expense - deposits	(a)	245,362		187,103		181,813		196,313		236,241
Less:interest expense - deposits		(87,112)		(51,204)		(51,564)		(68,582)		(118,253)

Earnings excluding interest expenses - deposits	(b)	$158,250		$135,899		$130,249		$127,731		$117,988

Fixed Charges:
Interest expense - deposits		$87,112		$51,204		$51,564		$68,582		$118,253
Interest expense - borrowings		47,719		37,635		37,047		35,319		39,311

Fixed charges including interest expense - deposits	(c)	134,831		88,839		88,611		103,901		157,564
Less:interest expense - deposits		(87,112)		(51,204)		(51,564)		(68,582)		(118,253)

Fixed charges excluding interest expense - deposits	(d)	$47,719		$37,635		$37,047		$35,319		$39,311

Earnings to fixed charges:
Excluding interest on deposits	((b) / (d))	1.82	x	3.61	x	3.52	x	3.62	x	3.00	x
Including interest on deposits	((a) / (c))	3.32		2.11		2.05		1.89		1.50